Exhibit 2.5

AMENDMENT NUMBER 1

TO

ASSET PURCHASE AGREEMENT

By and Among

HALL, KINION & ASSOCIATES, INC., and

ONSTAFF ACQUISITION CORP.,

On the One Hand, and

ONSTAFF

JEFFREY A. EVANS,

MATTHEW JOHNSTON

GRANTOR RETAINED ANNUITY TRUST DATED APRIL 23, 2001,

DIANE PRINCE JOHNSTON

GRANTOR RETAINED ANNUITY TRUST DATED APRIL 23, 2001,

MATTHEW AND DIANE JOHNSTON

2001 IRREVOCABLE GIFT TRUST DATED APRIL 23, 2001,

JOHNSTON LIVING TRUST DATED March 27, 2001

and

MATTHEW JOHNSTON, as Seller Representative,

On the Other Hand

Dated as of November 28, 2003

AMENDMENT NUMBER 1

TO

ASSET PURCHASE AGREEMENT

This AMENDMENT NUMBER 1 TO ASSET PURCHASE AGREEMENT (the “Amendment”), dated as of November 28, 2003, is by and among Hall, Kinion & Associates, Inc., a Delaware corporation (“Parent”) and OnStaff Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Buyer”), on the one hand, and Madi, Inc. formerly known as OnStaff, a California corporation (“Seller”), Jeffrey A. Evans, an individual (“Evans”), Matthew Johnston Grantor Retained Annuity Trust dated 4/23/01 (the “Matt Annuity Trust”), Diane Prince Johnston Grantor Retained Annuity Trust dated 4/23/01 (the “Diane Annuity Trust”), Matthew and Diane Johnston 2001 Irrevocable Gift Trust dated 4/23/01 (the “Gift Trust”), Johnston Living Trust dated 3/27/01 (the “Living Trust,” and collectively, with Evans, the Matt Annuity Trust, the Diane Annuity Trust and the Gift Trust, the “Shareholders” and individually, a “Shareholder”), and Matthew Johnston, as a representative of the Seller (the “Seller Representative”) and the Shareholders (collectively, the “Seller Parties”), on the other hand.

R E C I T A L S

WHEREAS, Buyer and the Seller Parties entered into an Asset Purchase Agreement, dated as of August 9, 2002, pursuant to which Buyer acquired certain assets of Seller (the “Prior Agreement”); and

WHEREAS, Buyer and the Seller Parties desire to amend Section 2.07 of the Prior Agreement as set forth in the Amendment.

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises, and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereto agree as follows.

1. Amendment of Prior Agreements. Section 2.07 of the Prior Agreement is hereby amended to read in full as follows:

2.07. Earnout.

Upon the achievement of certain milestones set forth below over a period commencing on December 30, 2002 and ending on December 25, 2005, an aggregate of up to thirteen million dollars ($13,000,000) in earnout shall be payable by Buyer to Seller as follows:

(a) Four Million Three Hundred Thirty Three Thousand Three Hundred and Thirty Four Dollars ($4,333,334) shall be paid by Buyer to Seller on the later of February 15, 2004 (the “First Statement Date”), or the date of final resolution of any disputed earnout payment pursuant to the procedures set forth in this Section 2.07; provided, however, that in the event of any disputed earnout payment, Seller shall be paid the undisputed amount of such earnout payment on the First Statement Date and the disputed amount upon the date of final resolution of the disputed earnout payment (such date, the “First Earnout Payment Date”) if:

(i) the Net Revenues for the First Earnout Period are equal to or greater than $52,492,651;

(ii) the Gross Margin Dollars for the First Earnout Period are equal to or greater than $14,697,942;

(iii) the Productivity Ratio for the First Earnout Period is equal to or greater than 2; and

(iv) EBITDA is greater than or equal to Three Million Six Hundred Thousand Dollars ($3,600,000);

provided, however, if:

(x) the Net Revenues for the First Earnout Period are equal to or greater than $45,688,048;

(y) the Gross Margin Dollars for the First Earnout Period are equal to or greater than $12,792,653 for the First Earnout Period;

(z) the Productivity Ratio for the First Earnout Period is equal to or greater than 2, and

(zz) EBITDA is greater than or equal to Three Million Six Hundred Thousand Dollars ($3,600,000),

then an amount equal to the sum of (A) One Million Dollars ($1,000,000) plus (B) shall be paid by Buyer to Seller on the First Earnout Payment Date. B shall be equal to the lower of (i) the percentage of growth of Net Revenues actually achieved for the First Earnout Period over $38,883,445 divided by Thirty Five Percent (35%),[[formula=(Net Revenues Actually Achieved less $38,883,445) divided by $38,883,445) divided by 35%]] (ii) the percentage of growth of Gross Margin Dollars actually achieved for the First Earnout Period over $11,220,207 divided by Twenty Eight Percent (28%),[[formula=(Gross Margin Dollars Actually Achieved less $11,220,207) divided by $11,220,207) divided by 28%), and (iii) one hundred percent (100%), multiplied by (x) Three Million Three Hundred Thirty Three Thousand Three Hundred and Thirty Four Dollars ($3,333,334) ;

provided, further, if:

(I) the Net Revenues for the First Earnout Period are equal to or greater than $38,883,445;

(II) both of the criteria set forth in Section 2.07(a)(y) and (z) are met; and

(III) EBITDA is greater than or equal to Three Million Six Hundred Thousand Dollars ($3,600,000),

then One Million Dollars ($1,000,000) shall be paid by Buyer to Seller on the First Earnout Payment Date.

If the Net Revenues for the First Earnout Period are less than $38,883,445, then no earnout payments shall be made by Buyer to Seller on the First Earnout Payment Date.

(b) Four Million Three Hundred Thirty Three Thousand Three Hundred and Thirty Three Dollars ($4,333,333) shall be paid by Buyer to Seller on the later of February 15, 2005 (the “Second Statement Date”), or the date of final resolution of any disputed earnout payment pursuant to the procedures set forth in this Section 2.07; provided, however, that in the event of any disputed earnout payment, Seller shall be paid the undisputed amount of such earnout payment on the Second Statement Date and the disputed amount upon the date of final resolution of the disputed earnout payment (such date, the “Second Earnout Payment Date”) if:

(i) the Net Revenues for the Second Earnout Period are equal to or greater than $70,865,079;

(ii) the Gross Margin Dollars for the Second Earnout Period are equal to or greater than $19,842,222;

(iii) the Productivity Ratio for the Second Earnout Period is equal to or greater than 2; and

(iv) EBITDA is greater than or equal to Three Million Six Hundred Thousand Dollars ($3,600,000);

provided, however, if:

(x) the Net Revenues for the Second Earnout Period are equal to or greater than $61,678,865;

(y) the Gross Margin Dollars for the Second Earnout Period are equal to or greater than $17,270,082;

(z) the Productivity Ratio for the First Earnout Period is equal to or greater than 2; and

(zz) EBITDA is greater than or equal to Three Million Six Hundred Thousand Dollars ($3,600,000),

then an amount equal to the sum of (A) One Million Dollars ($1,000,000) plus (B) shall be paid by Buyer to Seller on the Second Earnout Payment Date. B shall be equal to the lower of (i) the percentage of growth of Net Revenues actually achieved for the Second Earnout Period over $52,492,651 divided by Thirty Five Percent (35%) [[formula=(Net Revenues Actually Achieved less $52,492,651) divided by $52,492,651) divided by 35%)]], (ii) the percentage of growth of Gross Margin Dollars actually achieved for the Second Earnout Period over $15,154,628 divided by Twenty Eight Percent (28%) [[formula=(Gross Margin Dollars Actually Achieved less $15,154,628) divided by $15,154,628) divided by 28%)]], and (iii) one hundred percent (100%), multiplied by (x) Three Million Three Hundred Thirty Three Thousand Three Hundred and Thirty Three Dollars ($3,333,333);

provided, further, if:

(I) the Net Revenues for the Second Earnout Period are equal to or greater than $38,883,445;

(II) both of the criteria set forth in Section 2.07(b)(y) and (z) are met; and

(III) EBITDA is greater than or equal to Three Million Six Hundred Thousand Dollars ($3,600,000),

then One Million Dollars ($1,000,000) shall be paid by Buyer to Seller on the Second Earnout Payment Date.

If the Net Revenues for the Second Earnout Period are less than $38,883,445, then no earnout payments shall be made by Buyer to Seller on the Second Earnout Payment Date.

(c) Four Million Three Hundred Thirty Three Thousand Three Hundred and Thirty Three Dollars ($4,333,333) shall be paid by Buyer to Seller on the later of February 15, 2006 (the “Third Statement Date”), or the date of final resolution of any disputed earnout payment pursuant to the procedures set forth in this Section 2.07; provided, however, that in the event of any disputed earnout payment, Seller shall be paid the undisputed amount of such earnout payment on the Third Statement Date and the disputed amount upon the date of final resolution of the disputed earnout payment (such date, the “Third Earnout Payment Date”) if:

(i) the Net Revenues for the Third Earnout Period are equal to or greater than $95,667,856;

(ii) the Gross Margin Dollars for the Third Earnout Period are equal to or greater than $26,787,000;

(iii) the Productivity Ratio for the Third Earnout Period is equal to or greater than 2; and

(iv) EBITDA is greater than or equal to Three Million Six Hundred Thousand Dollars ($3,600,000).

provided, however, if:

(x) the Net Revenues for the Third Earnout Period are equal to or greater than $83,266,467;

(y) the Gross Margin Dollars for the Third Earnout Period are equal to or greater than $$23,314,611;

(z) the Productivity Ratio for the Third Earnout Period is equal to or greater than 2; and

(zz) EBITDA is greater than or equal to Three Million Six Hundred Thousand Dollars ($3,600,000),

then an amount equal to the sum of (A) One Million Dollars ($1,000,000) plus (B) shall be paid by Buyer to Seller on the Third Earnout Payment Date. B shall be equal to the lower of (i) the percentage of growth of Net Revenues actually achieved for the Third Earnout Period over $70,865,000 divided by Thirty Five Percent (35%) [[formula=(Net Revenues Actually Achieved less $70,865,000) divided by $70,865,000) divided by 35%)]], (ii) the percentage of growth of Gross Margin Dollars actually achieved for the Third Earnout period over $ 20,451,331 divided by Twenty Eight Percent (28%) [[formula=(Gross Margin Dollars Actually Achieved less $20,451,331) divided by $20,451,331) divided by 28%)]], and (iii) one hundred percent (100%)            , multiplied by (x) Three Million Three Hundred Thirty Three Thousand Three Hundred and Thirty Three Dollars ($3,333,333);

provided, further, if:

(I) the Net Revenues for the Third Earnout Period are equal to or greater than $38,883,445;

(II) both of the criteria set forth in Section 2.07(c)(y) and (z) are met; and

(III) EBITDA is greater than or equal to Three Million Six Hundred Thousand Dollars ($3,600,000),

then One Million Dollars ($1,000,000) shall be paid by Buyer to Seller on the Third Earnout Payment Date.

If the Net Revenues for the Third Earnout Period are less than $38,883,445, then no earnout payments shall be made by Buyer to Seller on the Third Earnout Payment Date.

It is intended that the ability to receive the earnout payments shall be cumulative. Therefore, if all or any portion of the earnout payment is not earned for the First Earnout Period, then, at the end of the Second Earnout Period, any Net Revenue or corresponding, Gross Margin Dollars or EBITDA from the Second Earnout Period which is above the target for receiving the earnout payment for such Second Earnout Period will be added to the Net Revenue or corresponding Gross Margin Dollars or EBITDA, as applicable, for the First Earnout Period for purposes of determining whether the earnout payment for the First Earnout Period would then be earned. If the earnout payment for the First Earnout Period is then earned, it shall be paid in addition to and in conjunction with the earnout for the Second Earnout Period. Similarly, if all or any portion of the earnout payment is not earned for the Second Earnout Period, then, at the end of the Third Earnout Period, any Net Revenue or corresponding Gross Margin Dollars or EBITDA from the Third Earnout Period which is above the target for receiving the earnout payment for such Third Earnout Period will be added to the Net Revenue or corresponding Gross Margin Dollars or EBITDA, as applicable, for the First Earnout Period and/or Second Earnout Period, at the discretion of Seller’s Representative, for purposes of determining whether the earnout payment for the First Earnout Period and/or Second Earnout would then be earned. If the earnout payment for the First Earnout Period and/or Second Earnout Period is then earned, it shall be paid in addition to and in conjunction with the earnout for the Third Earnout Period.

(d) Promptly after each of the end of the First Earnout Period, the Second Earnout Period and the Third Earnout Period, Buyer shall send to the Seller Representative an earnout notice (the “Earnout Notice”) with respect to the applicable earnout period setting forth (i) the amount of the earnout payment for such applicable period and, taking into consideration the provisions of the preceding paragraph, whether any earnout payments for prior earnout periods have been earned, and (ii) reasonable details with respect to the calculations of the earnout payments, if any, for such applicable periods. The Seller Representative or its designee shall have the right to audit all records relied upon by Buyer in the calculations of the earnout payment, including but not limited to, Buyer’s calculations of Cost of Goods Sold, Net Revenue, Gross Margin Dollars and Productivity Ratio. The audit shall be conducted by an independent certified public accountant at the expense of Seller Parties, unless the results of the audit result in an underpayment of 10% or more of any applicable earnout payment, in which case the cost of the audit shall be paid by Parent. The Seller Representative shall have forty-five (45) days to make an objection in writing to Buyer and Parent to any item in the Earnout Notice, provided that if the Seller Representative does not object in writing to Buyer and Parent within such forty-five (45) day period, the Earnout Notice shall automatically be deemed to be fully accepted by the Seller Representative. If the Seller Representative objects in writing to any portion of the Earnout Notice prior to the expiration of the forty-five (45) day period, Parent and/or Buyer, on the one hand, and the Seller Representative, on the other hand, shall promptly meet and use their commercial reasonable efforts to reach agreement on the disputed items or amounts in order to determine the earnout payment. If the parties are unable to resolve the dispute within thirty (30) days after Parent’s and Buyer’s receipt of any written objection from the Seller Representative, the parties shall retain an independent party acceptable to Seller Representative and Parent (the “Earnout Referee”) to review this Agreement and the disputed items or amounts for the purpose of calculating the earnout payment. In making any such calculation, the Earnout Referee shall consider only those items or amounts as to which the Seller Representative has disagreed. The Earnout Referee shall deliver to Buyer, Parent and the Seller Representative, as promptly as practicable and in no event more than forty-five (45) days after the date of its appointment, a report setting forth its calculation of the earnout payment, if any. Such report shall be final and binding upon Buyer, Parent and the Seller Parties. The cost of such review and report shall be paid by the non-prevailing party, as determined by the Earnout Referee.

(e) Notwithstanding anything to the contrary contained in this Section 2.07, Buyer’s and Parent’s obligations to pay any earnout pursuant to this Section 2.07 shall only be to Seller or any entity (other than a trust) to which Seller assigns the right to receive the earnout payment, and Seller shall have the responsibility to allocate any such earnout payment among Seller and the other Sellers under the Related Purchase Agreements and their respective shareholders and any successor entities.

(f) For purposes of this Section 2.07,

(i) “Base Year Net Revenues” means $38,883,445;

(ii) “Costs of Goods Sold” means the total dollars for payroll for contractor and subcontractor personnel billed out by the Staffing Entities (as defined below) to its customers, payroll taxes for such personnel, costs of benefits and insurance (including workers’ compensation insurance and employer’s practices insurance) relating to such personnel and other costs related to billable employees pursuant to GAAP applied consistently with Parent’s past practice. Cost of Goods Sold shall not include any costs related to the development, marketing or sale of Staff Q products or services;

(iii) “EBITDA” means the revenues, recognized in accordance with GAAP applied consistently with Parent’s past practice, from billings for services generated by the Staffing Entities, excluding the current Information Technology division, less Costs of Goods Sold and SG&A.

(iv) “First Earnout Period” means the period commencing on December 30, 2002 and ending on December 28, 2003;

(v) “Gross Margin Dollars” means Net Revenues less Costs of Goods Sold;

(vi) “Net Revenues” means the revenues, recognized in accordance with GAAP applied consistently with Parent’s past practice, from billings for services generated by Buyer and all other staffing divisions now existing or hereafter created, acquired, formed, merged or commenced by Parent or any of its Affiliates, that report or would report to Jeffrey Evans, excluding the current Information Technology division (the “Staffing Entities”), less any related discounts, refunds, customer disputed billings and accounts receivable uncollected for 180 days (but not including any uncollected accounts receivable for 180 days otherwise reserved as bad debt for purposes of calculating SGA). For purposes herein, divisions that report or would report to Evans are all divisions listed as reporting to Evans on Exhibit “A” to Evans’ Employment Agreement, whether or not Evans is employed by Parent or Buyer. However, during the earnout period, and while Evans remains employed by Parent, Parent may request that Evans consent in writing to the exclusion of all or a portion of such revenues from that business unit, which consent shall be in Evans’ sole and absolute discretion. Any business unit so excluded shall not be considered a Staffing Entity for purposes of this Section 2.07. Notwithstanding the above, Net Revenues shall not include any revenues derived from the sale or license of Staff Q products or services. Further, notwithstanding the above, neither Parent nor Buyer may sell or assign, in whole or in part, any of the staffing divisions whose assets were purchased in accordance with this Agreement without the prior written consent of Seller’s Representative in his sole and absolute discretion, provided that the foregoing provision shall not apply to the acquisition of Parent as an entity;

(vii) “Productivity Ratio” means Gross Margin Dollars divided by the total selling, general and administrative labor costs, including without limitation, the payroll costs, payroll taxes, benefit costs, insurance costs, and normal business expenses and other related costs pursuant to GAAP applied consistently with Parent’s past practice, for sales, sales support, sales management and other administrative personnel of Buyer and the Staffing Entities at the branch office level, and managerial personnel below the CEO line;

(viii) “Second Earnout Period” means the period commencing on December 29, 2003 and ending on December 26, 2004; and

(ix) “SG&A” means selling, general and administrative expenses of the Staffing Entities calculated in accordance with GAAP applied consistently with Parent’s past practice, but excluding depreciation and amortization expenses, plus Parent’s corporate operating expenses (including an agreed annual amount of corporate general and administrative expenses equal to $1,930,000 as reflected on Exhibit I); provided, further, that SG&A shall be calculated without regard to any reduction in expenses due to synergies following the closing.

(x) “Third Earnout Period” means the period commencing on December 27, 2004 and ending on December 25, 2005.

In the event that any of the earnout payments are not paid when due, (i) Parent shall pay to Seller a ten percent (10%) late charge on the amount owed and (ii) all unpaid amounts shall accrue interest at the rate of ten percent (10%) until paid in full. In the event that any undisputed earnout payments are not paid within 90 days of when due the Noncompetition and Nonsolicitation Agreement and all non-competition and non-solicitation provisions contained in Jeffrey Evans’ Employment Agreement and Matthew Johnston’s Employment Agreement shall immediately terminate and be of no further force and effect.

(g)

(i) The parties intend that Buyer and the Staffing Entities shall have a reasonable opportunity to operate profitably, to expand, and to achieve the earnout payments hereunder. Accordingly, during the First Earnout Period, the Second Earnout Period and the Third Earnout Period (collectively, the “Earnout Period”), Parent shall make commercially reasonable efforts to provide capital and other resources to Buyer and the Staffing Entities for such purposes. Additionally, Parent will not unreasonably (in the context of its historical practice) withhold capital or other resources from Buyer or the Staffing Entities. Capital and operating budgets shall be established each year in accordance with the normal practices of Parent, in consultation with management of Buyer and the Staffing Entities, subject to approval of the Board of Directors. Parent agrees that it will fund the working capital requirements of approved capital and operating budgets; provided, however, that Buyer acknowledges that market conditions are subject to change and that it is Parent’s current policy to review and modify budgets and relating funding commitments periodically to reflect such changes. Any such review or modification of operating or capital budgets will be conducted in a manner consistent with the frequency and processes used by Parent with its other existing business units. Notwithstanding the above, Parent agrees that Buyer and the Staffing Entities may spend up to 1% of Net Revenues on marketing and advertising per year and up to $50,000 per year on capital expenditures, without further approval of Parent’s Board of Directors.

(ii) During the Earnout Period, Parent shall accurately maintain separate books and records for Buyer and the Staffing Entities so as to render a determination of Net Revenue, Gross Margin Dollars, Productivity Ratio and EBITDA (collectively, the “Financial Figures”) practicable.

(iii) For Financial Figure purposes and except as otherwise provided herein, any transactions between Buyer or any of the Staffing Entities and Parent or any of Parent’s Affiliates shall be on an arms-length basis and any allocation, charge or fee in transactions between Buyer or any of the Staffing Entities and Parent or any of Parent’s Affiliates shall not be less favorable to Buyer or the Staffing Entities than any comparable arrangement for a like basket of goods and/or services between unrelated third parties in the industry.

(h) Each of the Seller Parties hereby acknowledge and agree to abide by and be bound by any actions taken by Evans or the Seller Representative even if such actions may adversely affect the payment of any earnout to any of the Seller Parties.

2. Effect of Amendment. This Amendment is hereby made supplemental to and a part of the Prior Agreement, and except as expressly amended by this Amendment, the prior Agreement is in all respects ratified and confirmed. Capitalized terms used but not defined in the Amendment shall have the respective meanings assigned to them in the Prior Agreement. This Amendment shall be governed by and construed in accordance with the laws of the State of California (without giving effect to choice of law principles). This Amendment may be executed in one ore more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

SELLER PARTIES:

ONSTAFF
a California corporation

By:	/S/ MATTHEW JOHNSTON
Name:	Matthew Johnston
Title:	Secretary

JEFFREY A. EVANS, an individual

/S/ JEFFREY A. EVANS

MATTHEW JOHNSTON GRANTOR RETAINED
ANNUITY TRUST DATED 4/23/01

By:	/S/ MATTHEW JOHNSTON
Name:	Matthew Johnston

DIANE PRINCE JOHNSTON GRANTOR
RETAINED ANNUITY TRUST DATED 4/23/01

By:	/S/ DIANE JOHNSTON
Name:	Diane Johnston

MATTHEW AND DIANE JOHNSTON 2001
IRREVOCABLE GIFT TRUST DATED 4/23/01

By:	/S/ ALAN N. PRINCE
Name:	Alan N. Prince

JOHNSTON LIVING TRUST DATED 3/27/01

By:	/S/ MATTHEW JOHNSTON
Name:	Matthew Johnston

SELLER REPRESENTATIVE:

/S/ MATTHEW JOHNSTON
Matthew Johnston

BUYER:

ONSTAFF ACQUISITION CORP.
a Delaware corporation

By:	/S/ MARTY KROPELNICKI
Name:	Marty Kropelnicki
Title:	Chief Financial Officer

PARENT:

HALL, KINION & ASSOCIATES, INC.,
a Delaware corporation

By:	/S/ MARTY KROPELNICKI
Name:	Marty Kropelnicki
Title:	Chief Financial Officer